Exhibit 10.6

Healthcare Realty Trust Incorporated

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of February 21, 2012 (“Effective Date”) by and between HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation (“Corporation”), and DAVID R. EMERY (“Officer”).

RECITALS

WHEREAS, the Corporation has heretofore employed the Officer as its President and Chief Executive Officer under the terms of an employment agreement dated April 24, 2004 (the “Prior Agreement”); and

WHEREAS, the parties desire to modify the Prior Agreement with this amendment and restatement to, among other things: (i) conform the officer’s compensation with the Corporation’s current compensation practices, (ii) limit certain payments that may otherwise be taxed as excess “golden parachute” payments; (iii) eliminate payments to the officer to gross-up “golden parachute” tax payments that become due on a change in control, (iv) address the triggering events which would allow Officer to receive severance and other benefits upon a change in control; and (v) incorporate prior amendments to comply with the requirements for the deferral of compensation under section 409A of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby affirmed, the parties hereto agree to the following to supersede the Prior Agreement as a complete amendment and restatement thereof:

1. Duties. During the term of this Agreement, Officer agrees to be employed by and to serve Corporation as its President and Chief Executive Officer, and Corporation agrees to employ and retain Officer in such capacities. Officer shall devote such of his business time, energy, and skill to the affairs of Corporation as shall be necessary to perform the duties of such positions. Officer shall report only to Corporation’s Board of Directors and at all times during the term of this Agreement shall have powers and duties at least commensurate with his position as President and Chief Executive Officer. Officer’s principal place of business with respect to his services to Corporation shall be within 35 miles of Nashville, Tennessee.

2. Term of Employment.

2.1 Definitions. For purposes of this Agreement the following terms shall have the following meanings:

(a) “Termination For Cause” shall mean termination by Corporation of Officer’s employment by Corporation by reason of (i) an act or acts of dishonesty on Officer’s part constituting a felony which has resulted in material injury to Corporation and which is intended to result directly or indirectly in substantial gain or personal enrichment to Officer at the expense of Corporation, or (ii) a material, substantial and willful breach of this Agreement by

Officer which has resulted in material injury to Corporation. For purposes of this Agreement, a termination of Officer’s employment with Corporation shall be deemed a Termination Other Than For Cause rather than a Termination For Cause unless the Corporation provides written notice to Officer prior to the date of termination that the termination is intended to be a Termination For Cause. If the Corporation provides such notice, the termination will not be effective until it is established as a Termination For Cause by Corporation through a final, nonappealable decision by a court of competent jurisdiction. Until such time as it is established by a nonappealable decision of a court that the termination is a Termination For Cause, Officer shall continue to receive his salary and other compensation described in Section 3 or otherwise, irrespective of whether Officer is placed on leave by Corporation. Nothing contained herein shall preclude Officer from electing to retire from the Corporation in accordance with Section 2.9, if such retirement occurs prior to a final, nonappealable decision by a court regarding Termination For Cause. Corporation shall have the burden of establishing that any termination of Officer’s employment by Corporation is a Termination For Cause.

(b) “Termination Other Than For Cause” shall mean any termination by Corporation of Officer’s employment by Corporation, other than (i) a Termination For Cause described in Section 2.1(a) or (ii) termination due to death or disability described in Sections 2.5 and 2.6. Termination Other Than for Cause shall include a Constructive Termination of Officer’s employment, effective upon notice from Officer to Corporation of such Constructive Termination. A failure or refusal of Corporation to extend the term of employment of Officer in accordance with Section 2.2 hereof, other than as a result of circumstances which would warrant a Termination For Cause hereunder, shall be deemed a Termination Other Than For Cause.

(c) “Voluntary Termination” shall mean termination by Officer of Officer’s employment by Corporation other than (i) a Constructive Termination as described in subsection 2.1(g), (ii) “Termination Upon a Change in Control” as described in Section 2.1(d), (iii) termination by reason of Officer’s death or disability as described in Sections 2.5 and 2.6, and (iv) termination by reason of Officer’s retirement described in Section 2.9.

(d) “Termination Upon a Change in Control” shall mean a termination of Officer’s employment with Corporation within 12 months following a “Change in Control,” that constitutes a Termination Other Than For Cause described in Section 2.1(b).

(e) “Change in Control” shall mean (i) the time that Corporation first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”)) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 20 percent or more of Corporation’s outstanding securities, unless a majority of the “Continuing Directors” approves the acquisition not later than ten business days after Corporation makes that determination, or (ii) the first day on which a majority of the members of Corporation’s Board of Directors are not “Continuing Directors.”

(f) “Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of Corporation who (i) was a member of that Board of Directors on January l, 2012, (ii) has been a member of that Board of Directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of (x) a majority of Continuing Directors who were members of the Board at the time of such nomination or election or (y) at least four Continuing Directors.

(g) “Constructive Termination” shall mean (i) any material breach of this Agreement by Corporation, (ii) any actual or implied threat of discharge of Officer by Corporation under circumstances which would not constitute a Termination For Cause and which results in an involuntary resignation of employment by Officer, (iii) any act(s) by Corporation which are designed to or have the effect of rendering Officer’s working conditions so intolerable or demeaning on a recurring basis that a reasonable person would resign such employment, (iv) a material adverse alteration in Officer’s reporting relationships, position, responsibilities, title or status; (v) a reduction in Officer’s compensation or a substantial reduction in benefits provided to Officer that are provided for or referenced hereunder; (vi) any attempt to change the terms (including the vesting standards) of any restricted stock reserved for, awarded, granted, or released to Officer under any Incentive Plan which is adverse to Officer; (vii) any attempt to change any benefit, retirement, or deferred compensation plan or arrangement made available to Officer which is adverse to Officer; or (viii) relocation of Officer to a location that is more than 35 miles from the location of Corporation’s headquarters on the date this Agreement is executed.

(h) “Executive Retirement Plan” shall mean the Healthcare Realty Trust Incorporated Executive Retirement Plan as it now exists or may hereafter be amended.

(i) “Incentive Plans” shall mean Corporation’s 1993 Employees Stock Incentive Plan, the 2003 Employees Restricted Stock Incentive Plan, the 2007 Employees Stock Incentive Plan and any successor plans.

2.2 Term of Agreement. The term of this Agreement shall commence on January 1, 2012 and continue through December 31, 2012, unless terminated pursuant to this Section 2. On December 31, 2012, and on December 31 of each succeeding year, the first sentence of this Section 2.2 shall be automatically amended without any action by the parties by deleting each year then appearing therein and inserting in each place the next subsequent year.

2.3 Termination For Cause. Upon Termination For Cause, Officer immediately shall be paid all accrued salary, bonus compensation, if any, to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but Officer shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.4 Termination Other Than For Cause or Constructive Termination. Notwithstanding anything else in this Agreement, Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to Officer of such termination. Upon any Termination Other Than For Cause, or upon a Constructive Termination, Officer shall immediately be paid all accrued salary, bonus compensation, if any, to the extent earned, whether or not vested without regard to such Termination (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, full vesting of all awards granted to the Officer under the Incentive Plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.2, but no other compensation or reimbursement of any kind.

2.5 Termination by Reason of Disability. If, during the term of this Agreement, Officer, in the reasonable judgment of the Board of Directors of Corporation, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than 12 consecutive months, Corporation shall have the right to terminate Officer’s employment hereunder by written notification to Officer and payment to Officer of all accrued salary, bonus compensation, if any, to the extent earned, deferred compensation, whether or not vested without regard to such illness or incapacity (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of the then current one-year term of the Agreement, but Officer shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation. In addition, Officer shall receive any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, and full vesting of all awards granted to the Officer under the Incentive Plans. The parties acknowledge that Officers benefit under the Executive Retirement Plan has been fully earned and that post-termination accruals are no longer being earned under the terms of such plan.

2.6 Death. In the event of Officer’s death during the term of this Agreement, Officer’s employment shall be deemed to have terminated as of the last day of the month during which his death occurs and Corporation shall pay to his estate or such beneficiaries as Officer may from time to time designate all accrued salary, bonus compensation, if any, to the extent earned, whether or not vested without regard to such Termination (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, and full vesting of all awards granted to the Officer under the Incentive Plans, but Officer’s estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.7 Voluntary Termination. In the event of a Voluntary Termination, Corporation shall immediately pay all accrued salary, bonus compensation, if any, to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.8 Termination Upon a Change in Control. In the event of a Termination Upon a Change in Control, Officer shall immediately be paid all accrued salary, bonus compensation (described in Section 3.2), if any, to the extent earned through the date of termination, including compensation that was earned and deferred, whether or not vested without regard to the Change in Control (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under the Executive Retirement Plan and any plans of Corporation in which Officer is a participant to the full extent of Officer’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, and full vesting of all awards granted to the Officer under the Incentive Plans, and, with respect to a Change in Control, all severance compensation provided in Section 4.1, but no other compensation or reimbursement of any kind.

2.9 Retirement. Notwithstanding anything herein to the contrary, Officer may elect to retire at any time on or after December 31, 2014, and shall be entitled to all payments and benefits described in Section 2.7, the benefits provided in the Executive Retirement Plan and full vesting of all awards provided under the Incentive Plans.

2.10 Notice of Termination. Corporation may effect a termination of this Agreement pursuant to the provisions of this Section 2 upon giving 30 days written notice to Officer of such termination. Officer may effect a termination of this Agreement pursuant to the provisions of this Section 2 upon giving 30 days written notice to Corporation of such termination.

2.11 No Change in Benefit Plans. Corporation shall make no change in the terms (including the vesting standards) of any restricted stock reserved for, awarded, granted, or released to Officer under the Executive Retirement Plan, the Incentive Plans, or any benefit, retirement, or deferred compensation plan or arrangement which adversely affects Officer without Officer’s prior written consent.

3. Salary, Benefits and Bonus Compensation.

3.1 Base Salary. As payment for the services to be rendered by Officer as provided in Section 1 and subject to the terms and conditions of Section 2, Corporation shall pay Officer a “Base Salary” for the 12 calendar months beginning January 1, 2012 at the rate of $1,393,590 per annum payable in 24 equal semi-monthly installments. The Base Salary for each year beginning January 1, 2013 shall be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) which shall authorize an increase in Officer’s Base Salary in an amount which, at a minimum, shall be equal to the cumulative cost-of-living increment on the Base Salary as reported in the “Consumer Price Index for All Urban Consumers (CPI-U), U.S. City Average All Items (1982-84=100)” published by the U.S. Department of Labor. Officer’s Base Salary shall be reviewed annually by the Compensation Committee.

3.2 Bonuses. Officer shall be eligible to receive bonus and/or incentive compensation for each year (or portion thereof) during the term of this Agreement and any extensions thereof, in accordance with the policy, plan or arrangement adopted by the Compensation Committee from time to time.

3.3 Additional Benefits. During the term of this Agreement, Officer shall be entitled to the following fringe benefits:

(a) Officer Benefits. Officer shall be eligible to participate in such of Corporation’s benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of Corporation, including, without limitation, the Executive Retirement Plan, the Incentive Plans (and any implementation thereof or incentive award thereunder), profit sharing plans, dental and medical plans, personal catastrophe and disability insurance, and any other perquisites that may be adopted from time to time by the Corporation or adopted in accordance with the compensation policies of the Compensation Committee. For purposes of establishing the length of service under any benefit plans or programs of Corporation, Officer’s employment with Corporation will be deemed to have commenced on May 1, 1993.

(b) Vacation. Officer shall be entitled to eight weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

(c) Life Insurance. For the term of this Agreement and any extensions thereof, Corporation shall at its expense procure and keep in effect term life insurance on the life of Officer, payable to such beneficiaries as Officer may from time to time designate, in the aggregate amount of $2,700,000. Such policy shall be owned by Officer or by a member of his immediate family.

(d) Reimbursement for Expenses. During the term of this Agreement, Corporation shall reimburse Officer for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Officer in connection with his duties under this Agreement.

4. Severance Compensation.

4.1 Severance Compensation in the Event of a Termination Upon a Change in Control. In the event Officer’s employment is terminated in a Termination Upon a Change in Control, Officer shall be paid as severance compensation an amount equal to (a) three times his annual Base Salary (at the rate payable at the time of such termination), plus (b) an amount equal to three times the average annual cash bonus earned by Officer in the two years immediately preceding the date of termination. For purposes of computing the amount due under the immediately preceding subparagraph (b), the average annual cash bonus earned by Officer in the two years immediately preceding the date of termination shall not be less than 0.6667 times Officer’s annual Base Salary (at the rate payable at the time of such termination). Such severance compensation shall be paid in a lump sum promptly after the date of such termination, subject to the limitations of Section 4.4. To the extent permissible under the group health benefit plans of the Corporation (or its successor), Officer may, at Corporation’s expense, continue to participate in such plans under the same terms as active employees, pursuant to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), until the expiration of such COBRA continuation coverage. Officer is under no obligation to mitigate the amount owed Officer pursuant to this Section 4.1 by seeking other employment or otherwise.

4.2 Severance Compensation in the Event of a Termination Other Than For Cause. In the event Officer’s employment is terminated in a Termination Other Than For Cause, Officer shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination), for a period of three years from the date of such termination, on the dates specified in Section 3.1; provided, however, that if Officer is employed by a new employer during such period, the severance compensation payable to Officer during such period will be reduced by the amount of compensation that Officer is receiving from the new employer. However, Officer is under no obligation to mitigate the amount owed Officer pursuant to this Section 4.2 by seeking other employment or otherwise. In no event shall payment pursuant to this Section 4.2 be less than three times Base Salary as defined herein for the applicable period. In addition to the severance payment payable under this Section 4.2, Officer shall be paid an amount equal to two times the average annual bonus earned by Officer in the two years immediately preceding the date of termination. To the extent permissible under the group health benefit plans of the Corporation (or its successor), Officer may, at Corporation’s expense, continue to participate in such plans under the same terms as active employees, pursuant to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), until the expiration of such COBRA continuation coverage. Officer is under no obligation to mitigate the amount owed Officer pursuant to this Section 4.1 by seeking other employment or otherwise.

4.3 No Severance Compensation Upon Other Termination. In the event of a Voluntary Termination, Termination For Cause, termination by reason of Officer’s disability pursuant to Section 2.5, or termination by reason of Officer’s death pursuant to Section 2.6, Officer or his estate shall not be paid any severance compensation pursuant to this Article IV and shall receive only the benefits as provided in the appropriate section of Article II applicable to the respective termination.

4.4 Section 409A Payment Restrictions. The provisions of this Agreement shall be construed in a manner that is consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) in order to avoid any adverse tax consequences to the Officer. It is intended that each installment of the payments of the severance compensation described in this Section 4, payments under the Executive Retirement Plan, together with all other payments and benefits provided to Officer by Corporation, whether under this Agreement or otherwise, is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i) and satisfies, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treas. Reg. §§ 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, to the extent it is determined that such payments constitute “deferred compensation” under Section 409A and Officer is a “specified employee,” as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of such payments shall be delayed as follows: on the earlier of six months and one day after Officer’s separation from service (as defined below) or the date of Officer’s death, the Company shall (A) pay to Officer a lump sum amount equal to the sum of the payments that Officer would otherwise have received through the delayed payment date, and (B) commence any remaining payments in accordance with the terms of this Agreement, the Executive Retirement Plan or such other plan or arrangement of deferred compensation, as applicable. To the extent that any such deferred compensation benefit is payable upon an event involving the Officer’s cessation of services, such payment(s) shall not be made unless such event constitutes a “separation from service” pursuant to the default definition in Treas. Reg. § 1.409A-1(h). In the event that Officer is required to provide a release in connection with a separation from service hereunder, Officer shall execute such release no later than 90 days following such separation from service.

4.5 Golden Parachute Restrictions. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of the Corporation to or for the benefit of the Officer as a result of and contingent on a “change in control,” as defined in section 280G of the Code, (such amounts contingent on a change in control as described in Treas. Reg. § 1.280G-1 Q/A-22) whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, (together, the “Contingent Payment”) would constitute a “parachute payment,” as defined in Treas. Reg. § 1.280G-1 Q/A-30, the amount of the Contingent Payment to Officer shall be (A) reduced to an amount that is one dollar less than 300% of the Officer’s “base amount” (as defined in section 280G(b)(3)(A) of the Code), so that the amount of such payments do not constitute a parachute payment (the “Safe Harbor Payment”), or, if greater, (B) the entire Contingent Payment, unreduced by the calculation in clause (A), provided that the net value of such Contingent Payment to the Officer exceeds the Safe Harbor Payment, after taking into account the additional taxes to Officer that apply to the unreduced Contingent Payment, including the excise taxes imposed thereon under section 4999 of the Code. The determination of the amount to be paid to Officer on account of this Section 4.5 shall be made by an accountant, tax counsel or other similar expert advisor to Officer (the “Tax Advisor”), which shall, if requested, provide detailed supporting calculations both to the Corporation and the Executive and if requested, a written opinion. The supporting calculations shall include a valuation of the non-competition provisions of Section 5. The costs and expenses of the Tax Advisor shall be the responsibility of the Corporation.

5. Non-Competition. During the term of this Agreement and for any period during which Officer is receiving periodic severance payments pursuant to Section 4.2 or, for a period of one year following a Termination Upon a Change in Control:

(a) Officer shall not, without the prior written consent of Corporation, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in any corporation or other business entity engaged in the business of buying, selling, developing, building and/or managing real estate facilities for the medical, healthcare and retirement sectors of the real estate industry. Officer understands and acknowledges that Corporation carries on business nationwide and that the nature of Corporation’s activities cannot be confined to a limited area. Accordingly, Officer agrees that the geographic scope of this Section 5 shall include the United States of America.

Notwithstanding the foregoing, the ownership by Officer of less than 2% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant.

(b) Officer shall not contact or solicit, directly or indirectly, any customer, client, tenant or account whose identity Officer obtained through association with Corporation, regardless of the geographical location of such customer, client, tenant or account, nor shall Officer, directly or indirectly, entice or induce, or attempt to entice or induce, any employee of Corporation to leave such employ, nor shall Officer employ any such person in any business similar to or in competition with that of Corporation. Officer hereby acknowledges and agrees that the provisions set forth in this Section 5 constitute a reasonable restriction on his ability to compete with Corporation and will not adversely affect his ability to earn income sufficient to support himself and/or his family.

(c) The parties hereto agree that, in the event a court of competent jurisdiction shall determine that the geographical or durational elements of this covenant are unenforceable, such determination shall not render the entire covenant unenforceable. Rather, the excessive aspects of the covenant shall be reduced to the threshold which is enforceable, and the remaining aspects shall not be affected thereby.

6. Miscellaneous.

6.1 Payment Obligations. Corporation’s obligation to pay Officer the compensation and to make the arrangements provided herein shall be unconditional, and Officer shall have no obligation whatsoever to mitigate damages hereunder. In the event any arbitration, litigation or other action after a Change in Control is brought to enforce or interpret any provision contained herein, Corporation, to the extent permitted by applicable law and Corporation’s Articles of Incorporation and Bylaws, hereby indemnifies Officer for Officer’s reasonable attorneys’ fees and disbursements incurred in such arbitration, litigation, or other action and shall advance payment of such attorneys’ fees and disbursements.

6.2 Confidentiality. Officer agrees that all confidential and proprietary information relating to the business of Corporation shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by Corporation’s Board of Directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

6.3 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

6.4 Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Officer from Corporation. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

6.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by telegraph or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 12 hours after transmission of a telegram to the respective persons named below:

If to Corporation:

Healthcare Realty Trust Incorporated

3310 West End Avenue, Suite 700

Nashville, Tennessee 37203

Phone: (615) 269-8175

Fax: (615) 269-8122

If to Officer, by hand delivery to Officer on the premises of the Corporation or to the most recent address of Officer maintained in the records of the Corporation.

Any party may change such party’s address for notices by notice duly give pursuant to this Section 6.5.

6.6 Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

6.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

6.8 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Nashville, Tennessee in accordance with the Rules of the American Arbitration Association, and judgment upon any proper award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. To the extent permitted by the Rules of the American Arbitration Association, the selected arbitrators may grant equitable relief. The cost of the arbitration, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees shall be borne by Corporation. Except as otherwise provided in Section 6.1 with respect to events following a Change in Control, to the extent that Officer prevails with respect to any portion of an arbitration award, Officer shall be reimbursed by Corporation for the costs and expenses incurred by Officer, including reasonable attorneys’ fees, in connection with the arbitration in an amount proportionate to the award to Officer as compared to the amount in dispute.

6.9 Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

6.10 Survival of Corporation’s Obligations. Corporation’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of Corporation. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by Corporation (except to an affiliate of Corporation in which event Corporation shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by Officer.

6.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

6.12 Withholdings. All compensation and benefits to Officer hereunder shall be reduced only by all federal, state, local and other withholdings and similar taxes and payments that are required by applicable law. Except as otherwise specifically agreed by Officer, no other offsets or withholdings shall apply to reduce the payment of compensation and benefits hereunder.

6.13 Indemnification. In addition to any rights to indemnification to which Officer is entitled to under Corporation’s Articles of Incorporation and Bylaws, Corporation shall indemnify Officer at all times during and, with respect to any claims made following the termination of Officer’s employment by Corporation, after the term of this Agreement to the maximum extent permitted under Section 2-418 of the General Corporation Law of the State of Maryland or any successor provision thereof and any other applicable state law, and shall pay Officer’s expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws. The Corporation will provide advance payment of legal costs and expenses that are reasonable and appropriate for defending such action, suit or proceeding. The indemnification provisions contained in this Section 6.13 shall survive the termination of this Agreement and Officer’s employment by Corporation indefinitely.

[Execution Page Follows]

EXECUTION PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this the 21st day of February, 2012, to be effective as of the day and year first above written.

CORPORATION:

HEALTHCARE REALTY TRUST INCORPORATED

By:	/s/ John M. Bryant, Jr.

OFFICER:

/s/ David R. Emery
David R. Emery